Exhibit 99.d.5.i

AMENDMENT #1 TO SUB-ADVISORY AGREEMENT

THIS AMENDMENT #1 (“Amendment”) to the Sub-Advisory Agreement (“Agreement”) dated as of the 25th day of June, 2018, by and between Mercer Investments LLC (formerly, Mercer Investment Management, Inc.), a Delaware limited liability company (the “Advisor”) and BlackRock International Limited, a corporation organized under the laws of Scotland (the “Sub-Advisor”) is made effective as of this 2nd day of April, 2020.

RECITALS

WHEREAS, the Advisor has been retained to act as investment adviser pursuant to an amended and restated Investment Advisory Agreement, dated July 1, 2014, as amended from time to time (the “Advisory Agreement”), with the Mercer Funds (the “Trust”), a Delaware statutory trust registered with the U.S. Securities and Exchange Commission (the “SEC”) as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), which consists of several separate series of shares, each having its own investment objectives and policies, and which is authorized to create additional series in the future; and

WHEREAS, the Agreement permits the Advisor, subject to the supervision and direction of the Trust’s Board of Trustees, to delegate certain of its duties under the Advisory Agreement to other investment advisers, subject to the requirements of the 1940 Act; and

WHEREAS, the Sub-Advisor currently manages an allocated portion of the assets of the Mercer Opportunistic Fixed Income Fund (the “Fund”), a series of the Trust under the Agreement; and

WHEREAS, the Agreement provides that the parties may mutually agree to supplement or amend any provision of the Agreement;

WHEREAS, the Sub-Advisor and the Advisor intend to amend the Agreement to reflect a change in the fee schedule payable to Sub-Advisor effective as of the date hereof.

AGREEMENT

NOW THEREFORE, in consideration of the promises and mutual agreements set forth herein, the parties hereby agree to amend the Agreement, as follows:

1.	Exhibit A of the Agreement, the Fee Schedule with respect to the Fund, is hereby deleted in its entirety and replaced with Exhibit A attached to this Amendment.

2.	The Advisor and the Sub-Advisor each acknowledge that all of its respective representations and warranties contained in the Agreement are true and correct as of the date hereof.

3.	All other terms and provisions of the Agreement shall remain in full force and effect, except as modified hereby.

4.	This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

5.	The Advisor hereby represents and warrants that the conversion of Mercer Investment Management, Inc. to Mercer Investments LLC, and subsequent succession of Mercer Investment LLC as a party to the Agreement, is not an “assignment” of the Agreement for purposes of Section 15(a)(4) of the 1940 Act.

ADVISOR

MERCER INVESTMENTS LLC

By:	/s/ Stephen Gouthro
Vice President

SUB-ADVISOR
BLACKROCK INTERNATIONAL LIMITED

By:	/s/ Jeremy Agnew	/s/ Hannah Burns
	Jeremy Agnew	Hanna Burns
	Managing Director	Director
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